Exhibit 18.0

October 31, 2007

The Board of Directors and Management

Career Education Corporation

2895 Greenspoint Parkway

Hoffman Estates, Illinois 60169

Ladies and Gentlemen,

Note 6 of the Notes to the Consolidated Financial Statements of Career Education Corporation included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 describes a change in the date of the Company’s annual goodwill impairment test required under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, from the first day of the first quarter to the first day of the fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2006, and therefore we do not express any opinion on any financial statements of Career Education Corporation subsequent to that date.

Very truly yours,

Ernst & Young LLP

Chicago, Illinois